UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2024
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.		78401
(U.S. corporate headquarters)		(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada		V6E 4A2
(Canadian corporate headquarters)		(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 7.01         Regulation FD Disclosure

On October 17, 2024, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to announce that it has received approval from the Wyoming Department of Environmental Quality, Uranium Recovery Program, to increase the licensed production capacity at its Irigaray Central Processing Plant to 4.0 million pounds of U3O8 annually.

The Irigaray Plant serves as the cornerstone of UEC’s hub-and-spoke production strategy in the Powder River Basin of Wyoming. The facility supports four of UEC’s fully permitted uranium in-situ recovery (“ISR”) satellite projects in the area, including the producing Christensen Ranch project. Engineering work is already underway and certain key equipment, including a filter press, has been acquired to increase the plant’s output.

Amir Adnani, President and CEO, commented, “The expansion of Irigaray’s licensed annual capacity to 4.0 million pounds is a major achievement and comes at the perfect time with compelling industry drivers. The extraordinary growth in nuclear power in the U.S. is creating a new demand paradigm for uranium supply from stable domestic sources. Big tech companies, like Amazon, Google, Microsoft and Oracle, are making significant financial commitments for nuclear energy to provide the electricity needed to power data centers. This approach to invest directly into nuclear generation infrastructure reflects the realization that nuclear energy provides safe, highly reliable, economic and clean energy.”

Mr. Adnani continued: “This latest milestone also reflects the hard work and dedication of the UEC team, who have been focused on expanding our capabilities at Irigaray and ramping-up production at Christensen Ranch. Looking ahead, the anticipated closing of the acquisition of Rio Tinto America's Wyoming assets will provide an industry leading, third production platform in the U.S. that will allow us to maximize the full potential of our Great Divide Basin projects.”

Brent Berg, Senior Vice President of U.S. Operations, added, “This licensing milestone represents a critical advance in strengthening our domestic uranium production. It allows us to fully capitalize on the various additional near-term production opportunities in our Powder River Basin ISR portfolio where UEC has aggregate estimated resources of 62,329,200 lbs U3O8 in the measured and indicated category and 10,724,700 lbs U3O8 in the inferred category.”(1)

Additionally, the Company announces that it has engaged Stantec, of Chandler, Arizona, to provide engineering services, process design optimization, capital cost estimates, and a project execution schedule for its planned Powder River Basin production expansion. Stantec is a global leader in engineering, design, project delivery and environmental sustainability.

As previously announced on September 23, 2024, UEC reached a landmark deal with Rio Tinto which will give the Company a third hub-and-spoke production platform in Wyoming’s Great Divide Basin. The acquisition includes the Sweetwater Plant, with a licensed capacity of 4.1 million pounds of U3O8 per year, along with a portfolio of uranium projects that will add 175 million pounds of historic resources to UEC’s existing resource base(2).

In addition to the two hub-and-spoke platforms in Wyoming, UEC also operates an ISR hub-and-spoke production platform in South Texas centered around the Hobson Central Processing Plant, with a licensed capacity of 4 million pounds of U3O8 annually.

Note:

1.	S-K 1300 Mineral Resource Report Wyoming Hub and Spoke ISR Project, WY, USA dated September 13, 2022, Western Water Consultants, Inc.

2.
Based upon internal studies and other historic data prepared by prior owners in regards to the projects and dated between 1984 and 2019. Such estimates are being treated by the Company as historical in nature and a qualified person has not done sufficient work to classify the historical estimates as current mineral resources. The Company is not treating them as current resource estimates and is disclosing these historic estimates for illustrative purposes and to provide readers with relevant information regarding the projects. In addition, such estimates were not prepared under S-K 1300 standards and the results of future estimates by the Company may vary from these historic estimates.

Qualified Person

The technical information in this news release has been reviewed and approved by Dayton Lewis, P.Geo., UEC’s V.P. - Wyoming Resource Development, who is a Qualified Person for the purposes of SEC Regulation S-K 1300.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01       Financial Statements and Exhibits

(d)                  Exhibits

Exhibit	Description

99.1	News Release dated October 17, 2024.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.
DATE: October 17, 2024.
	By:	/s/ Josephine Man
Josephine Man, Chief Financial Officer, Treasurer and Secretary
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